Exhibit 99.1

WAUSAU PAPER ANNOUNCES SECOND-QUARTER RESULTS

MOSINEE, WI – (Business Wire) – July 28, 2008 – Wausau Paper (NYSE:WPP) today reported a net loss for the second quarter of $9.6 million, or $0.20 per share, compared with net earnings of $4.8 million, or $0.09 per share, in the previous year.  Net sales declined 4 percent to $305.2 million, as shipments decreased 14 percent to 205,000 tons due primarily to anticipated volume reductions at Printing & Writing associated with the December 2007 closure of the Groveton, New Hampshire paper mill.

This year’s second-quarter results include after-tax charges of $8.8 million, or $0.18 per share, related to the closure of the Groveton mill and Specialty Products’ roll wrap operations in Columbus, Wisconsin and Jackson, Mississippi; and timberland sales gains of $0.8 million, or $0.02 per share.  Prior-year second-quarter results included an after-tax gain of $1.8 million, or $0.04 per share, from the sale of timberlands.  Excluding these items, adjusted second-quarter 2008 operating losses were $1.6 million, or $0.03 per share, compared with earnings of $2.9 million, or $0.06 per share last year.

For the first half of 2008, Wausau Paper reported a net loss of $16.4 million, or $0.33 per share, compared with net earnings of $19.7 million, or $0.39 per share, during the comparable period in 2007.  Results for the current year included after-tax timberland sales gains of $2.1 million, or $0.04 per share, and after-tax charges of $13.7 million, or $0.28 per share, related to the closure of the Groveton mill and roll wrap operations in Columbus and Jackson.  Year-ago six-month results included after-tax timberland sales gains of $2.2 million, or $0.04 per share, and one-time state tax benefits of $11.6 million, or $0.23 per share, related to the January 1, 2007 restructuring of the company’s subsidiaries.  Excluding these items, adjusted losses for the first half of 2008 were $4.7 million, or $0.10 per share, compared with earnings of $5.8 million, or $0.11 per share, last year.  Adjusted earnings are a non-GAAP measure and are reconciled to GAAP earnings below.

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP Net (Loss) Earnings Per Share	($0.20)	$0.09	($0.33)	$0.39
Gain on Sale of Timberlands	(0.02)	(0.04)	(0.04)	(0.04)
Facility Closure Charges	0.18	–	0.28	–
Tax Restructuring Benefit	–	–	–	(0.23)

Adjusted Operating (Loss) Earnings Per Share	($0.03)	$0.06	($0.10)	$0.11

Note: Adjusted Operating EPS may not foot due to rounding differences.

“The economic weakness that became notable late last year accelerated over the first half of 2008, adversely affecting demand in several key markets,” said Thomas J. Howatt, president and CEO.  “At the same time, record-high energy and near-record fiber costs pressured margins with those costs rising a combined $37 million through the first half of 2008 over year-ago levels.  Nevertheless, progress was evident in the second quarter with results from ongoing operations improving from the first quarter in both our Towel & Tissue and Printing & Writing business segments.  This sequential improvement reflected pricing leverage, focused product mix enhancement initiatives in each business, and expected results from the profit recovery plan put into motion late last year by our Printing & Writing unit.  These efforts, in combination with strategic investment such as the $31 million machine rebuild at Towel & Tissue’s Middletown, Ohio mill, are expected to drive improved profitability in the quarters ahead and enable us to ultimately achieve targeted profitability.”

Specialty Products reported a second-quarter operating loss of $1.9 million compared with an operating profit of $2.2 million last year.  Second-quarter results included $0.1 million of pre-tax facility closure charges related to the fourth-quarter sale of the roll wrap business.  Net sales were flat with prior year while shipments declined 7 percent with much of the decline due to reduced roll wrap volumes as the company exits that business and a temporary reduction in operations at the Otis mill in response to demand weakness.  “While escalating input costs are the single largest factor impacting this unit’s performance, weak economic conditions in the manufacturing and housing sectors continue to limit overall shipments and mask the growth achieved in targeted product categories such as food service and food packaging papers,” Mr. Howatt commented.  “And while recent pricing initiatives are expected to improve operating margins in the near term, our long-term profitability will be driven by new product introductions and our continuing refocus of the business on more profitable growth oriented markets.”

Printing & Writing reported a second-quarter operating loss of $16.6 million compared with a loss of $2.3 million last year while net sales and shipments declined 16 percent and 29 percent, respectively, due primarily to the Groveton closure.  Second-quarter results included pre-tax Groveton mill closure charges of $13.8 million, consisting primarily of expenses related to utility agreements at the now-closed facility.  “The improvement in results at Printing & Writing is in line with the timetable we established with our profit recovery plan as losses in the second-quarter, excluding Groveton closure charges, narrowed considerably from first-quarter levels,” Mr. Howatt said.  “We remain on pace to return Printing & Writing to profitable levels in the third quarter despite a significant decline in uncoated free sheet demand and a further escalation of input costs.  Our move to a two-mill manufacturing system has allowed us to focus on core color and premium products while the recently announced $15 million capital investment in our Brokaw, Wisconsin mill will significantly improve its efficiency and cost structure.  These initiatives are important components of our recovery plan and essential to achieving cost-of-capital returns by the end of 2009.”

Towel & Tissue reported second-quarter operating profits of $8.3 million compared with operating profits of $11.3 million last year, reflecting the impact of sharp year-over-year increases in fiber and energy costs.  Net sales and shipments increased 9 percent and 4 percent, respectively.  “Although second-quarter profitability fell below prior-year levels, operating margins improved from the first quarter as selling price increases offset rising input costs,”

Mr. Howatt noted.  “The ‘away-from-home’ market remains in balance and widely supported third-quarter price increases add to our expectation that we’ll achieve additional margin improvement in the second half of 2008.  The fundamentals of our business remain strong with higher-margin, value-added product shipments increasing 8 percent through the first half of the year despite flat market demand.  Additionally, the rebuild of our towel machine in Middletown is on schedule for completion in the first quarter of 2009 and will increase annual production capacity by 16,000 tons while reducing overall costs.”

The company sold approximately 900 acres of timberlands in the second quarter, continuing progress on its program to sell 42,000 acres of non-strategic timberlands.  A total of 19,500 acres remains in the sales program.  Also during the second quarter the company repurchased 480,000 shares of common stock at a cost of $4.0 million, and has approximately 2 million shares remaining under a February 12, 2008 board authorization.

Discussing the third-quarter outlook, Mr. Howatt said, “We expect the economic weakness experienced in the first half of 2008 to extend into the second half of the year while fiber and energy prices are likely to remain at elevated levels.  Even so, recent pricing initiatives, progress with Printing & Writing’s profit recovery plan, and mix initiatives within Specialty Products and Towel & Tissue are creating a measure of earnings momentum.  As a result, we expect third-quarter results to improve meaningfully over the second quarter with earnings in the range of $0.06 - $0.08 per share excluding timberland sales gains and charges related to the Groveton mill closure.  On the same basis, third-quarter 2007 earnings were $0.09 per share.”

Wausau Paper’s second-quarter conference call is scheduled for 11:00 a.m. EDT on Tuesday, July 29, and can be accessed through the company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through August 5.

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report - Quarter Ended June 30, 2008

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net sales	$ 305,211	$ 317,235	$ 603,929	$ 616,628
Cost of sales	283,442	285,230	568,225	556,537
Gross profit	21,769	32,005	35,704	60,091
Selling & administrative expenses	21,708	21,378	42,663	42,180
Restructuring	12,815	–	13,961	–
Operating (loss) profit	(12,754)	10,627	(20,920)	17,911
Interest expense	(2,510)	(2,850)	(5,331)	(5,657)
Other income, net	57	126	241	332
(Loss) earnings before income taxes	(15,207)	7,903	(26,010)	12,586
(Credit) provision for income taxes	(5,627)	3,150	(9,624)	(7,132)

Net (loss) earnings	$ (9,580)	$ 4,753	$ (16,386)	$ 19,718

Net (loss) earnings per share (basic and diluted)	$ (0.20)	$ 0.09	$ (0.33)	$ 0.39
Weighted average shares outstanding-basic	49,020	50,675	49,290	50,710
Weighted average shares outstanding-diluted	49,020	51,034	49,290	51,067

Condensed Consolidated Balance Sheets (Note 1)	June 30,	December 31,
	2008	2007
Current assets	$ 257,729	$ 274,350
Property, plant, and equipment, net	399,054	413,296
Other assets	57,735	56,551
Total Assets	$ 714,518	$ 744,197

Current liabilities	$ 149,854	$ 161,428
Long-term debt	152,300	139,358
Other liabilities	165,419	162,496
Stockholders’ equity	246,945	280,915
Total Liabilities and Stockholders’ Equity	$ 714,518	$ 744,197

Condensed Consolidated Statements of Cash Flow (unaudited)	Six Months
	Ended June 30,
	2008	2007
Net cash provided by operating activities	$ 8,706	$ 12,461

Cash flows from investing activities:
Capital expenditures	(14,362)	(13,132)
Proceeds from property, plant, and equipment disposals	4,093	4,089
Net cash used in investing activities	(10,269)	(9,043)

Cash flows from financing activities:
Net issuances of commercial paper	10,350	–
Net borrowings under credit agreement	3,000	–
Payments under capital lease obligation and note payable	(84)	(114)
Dividends paid	(8,422)	(8,627)
Excess tax benefits related to share-based compensation	–	35
Payments for purchase of company stock	(8,496)	(1,733)
Net cash used in financing activities	(3,652)	(10,439)

Net decrease in cash & cash equivalents	$ (5,215)	$ (7,021)

Note 1.

Balance sheet amounts at June 30, 2008, are unaudited.  The December 31, 2007, amounts are derived from audited financial statements.

Note 2.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans” (“SFAS 158”), which requires that we recognize in our financial statements the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 also requires the measurement date of the funded status of a plan as of the date of the year end financial statements.  The recognition provisions of SFAS 158 were adopted on December 31, 2006.  We adopted the measurement date provisions on January 1, 2008, which resulted in an increase in our liabilities for defined benefit pension and post-retirement plans of $2.9 million, an increase in deferred tax assets of $1.0 million, an after-tax increase to accumulated other comprehensive income of $0.4 million, and an after-tax charge to retained earnings of $2.3 million.

Note 3.

In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc.  We continued to manufacture roll wrap and related products for the buyer during a post-closing transition period that expired on July 2, 2008.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and six months ended June 30, 2008, was $0.1 million and $0.4 million, respectively.  At the conclusion of the post-closing transition period, we have retained and intend to sell the real property at the roll wrap production facilities.  Additional pre-tax closure charges of approximately $0.1 million are expected to be incurred during the remainder of 2008.

Note 4.

In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New Hampshire mill.  Papermaking operations ceased in December 2007, and the majority of the papermaking assets were abandoned.  The closure resulted in the elimination of approximately 300 permanent jobs.  The cost of sales for the three and six months ended June 30, 2008, includes $1.1 million and $7.9 million, respectively, in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $12.7 million and $13.5 million, respectively, for the three and six months ended June 30, 2008.  Additional pre-tax closure charges of approximately $2.1 million are expected to be incurred during the remainder of 2008.

Note 5.

On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes –an interpretation of FASB Statement 109” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 6.

Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 7.

Interim Segment Information

Our operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is require because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products (see Note 3). Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  The Printing & Writing 2007 interim segment information also includes a manufacturing facility in Groveton, New Hampshire, which ceased papermaking operations in December 2007 (see Note 4).  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)			June 30,	December 31,
			2008	2007
Segment assets (Note 1)
Specialty Products			$ 304,086	$ 305,083
Printing & Writing			183,328	205,349
Towel & Tissue			178,073	178,214
Corporate & Unallocated*			49,031	55,551
			$ 714,518	$ 744,197

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net sales external customers (unaudited)
Specialty Products	$ 125,414	$ 125,950	$ 251,609	$ 249,905
Printing & Writing	95,590	114,159	193,519	220,073
Towel & Tissue	84,207	77,126	158,801	146,650
	$ 305,211	$ 317,235	$ 603,929	$ 616,628

Operating (loss) profit (unaudited)
Specialty Products	$ (1,879)	$ 2,195	$ (2,240)	$ 4,868
Printing & Writing	(16,583)	(2,316)	(29,067)	(4,108)
Towel & Tissue	8,315	11,341	14,409	21,034
Corporate & Eliminations	(2,607)	(593)	(4,022)	(3,883)
	$ (12,754)	$ 10,627	$ (20,920)	$ 17,911

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 5,341	$ 5,613	$ 10,732	$ 11,274
Printing & Writing	2,360	2,993	9,848	6,064
Towel & Tissue	6,799	5,893	13,549	11,620
Corporate & Unallocated	213	159	410	321
	$ 14,713	$ 14,658	$ 34,539	$ 29,279

Tons sold (unaudited)
Specialty Products	93,388	100,310	187,850	200,229
Printing & Writing	66,120	93,745	138,683	179,846
Towel & Tissue	45,685	43,798	87,093	84,371
	205,193	237,853	413,626	464,446

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.